UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2006

THE SERVICEMASTER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-14762 (Commission File Number)	36-3858106 (I.R.S. Employer Identification Number)

3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (630) 663-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a – 12)
[ ] Pre-commencement communications pursuant to Rule 14d – 2(b) under the Exchange Act (17 CFR 240.14d(b))
[ ] Pre-commencement communications pursuant to Rule 13e – 4(c) under the Exchange Act (17 CFR 240.13e – 4(c))

Item 5.02  Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

(c) On June 30, 2006, ServiceMaster announced that J. Patrick Spainhour, a director of ServiceMaster since July 2005, had been appointed ServiceMaster’s Chairman and Chief Executive Officer. Mr. Spainhour had been appointed ServiceMaster’s Interim Chairman and Chief Executive Officer effective May 16, 2006.

ServiceMaster and Mr. Spainhour entered into a letter agreement on May 15, 2006 in connection with Mr. Spainhour’s appointment as Interim Chairman and Chief Executive Officer of ServiceMaster. Under the terms of the letter agreement, Mr. Spainhour is entitled to a base salary at the annual rate of $800,000 and, with respect to his service in 2006, a guaranteed bonus equal to 150% of the salary paid to him for service in 2006. He is entitled to those employee benefits and perquisites which ServiceMaster generally makes available to its executive officers, except that under the letter agreement he does not have a right to participate in ServiceMaster’s equity incentive plan in 2006 or the right to enter into a change in control severance agreement. He will be subject to non-competition and non-solicitation restrictions for a period of one year after he ceases being an employee of ServiceMaster. A copy of the letter agreement was filed as Exhibit 10.2 to ServiceMaster’s Current Report on Form 8-K dated May 15, 2006. ServiceMaster expects that the letter agreement will be replaced by an employment agreement and a change in control severance agreement. An amendment to this Current Report on Form 8-K describing such agreements will be filed upon ServiceMaster and Mr. Spainhour entering into such agreements.

Mr. Spainhour, age 56, served as the Chairman and Chief Executive Officer, AnnTaylor Stores Corporation, a national specialty retailer of quality women’s apparel, from 1996 until his retirement in 2005. Mr. Spainhour is a director of Circuit City Stores, Inc., a retailer of consumer electronics, and Tupperware Corporation, a direct seller of food storage items.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2006	THE SERVICEMASTER COMPANY
By: /s/ Jim L. Kaput
Jim L. Kaput
Senior Vice President and General Counsel

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